Exhibit 5

Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-3901
(612) 766-7136

April 1, 2005

Fair Isaac Corporation
901 Marquette Avenue
Suite 3200
Minneapolis, Minnesota 55402

Ladies and Gentlemen:

      In connection with the filing under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8, dated the date hereof (the “Registration Statement”), relating to the Fair Isaac Supplemental Retirement and Savings Plan (As Amended and Restated Effective December 1, 2004) (the “Plan”) and the issuance under the Plan of deferred compensation obligations (the “Obligations”), which represent the obligation of Fair Isaac Corporation (the “Company”) to pay deferred compensation and other amounts credited to accounts established under the Plan in the future in accordance with the Plan, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and corporate records relating to the Obligations as we have deemed necessary or appropriate in connection with this opinion, including the Company’s Certificate of Incorporation, as amended, its Bylaws, as amended, the Plan, and the Registration Statement. We have also reviewed such matters of law as we have deemed necessary for this opinion. Accordingly, based upon the foregoing, we are of the opinion that:

      1. The Company is duly and validly organized and existing and in good standing under the laws of the State of Delaware.

      2. All necessary corporate action has been taken by the Company to adopt the Plan, and the Plan is a validly existing plan of the Company.

      3. When issued by the Company in the manner provided in the Plan, the Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject as to enforcement to (i) bankruptcy, insolvency, reorganization, arrangement or other laws of general applicability relating to or affecting creditors’ rights, and (ii) general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

      We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

      We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

FAEGRE & BENSON LLP

By:	/s/ W. Morgan Burns

W. Morgan Burns